SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 16, 2008

BANK OF THE JAMES FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Its Charter)

Virginia	000-50548	20-0500300
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

828 Main Street, Lynchburg, VA	24504
(Address of principal executive offices)	(Zip Code)

(434) 846-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06	Material Impairments

On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (FHFA) announced that FHFA was placing Fannie Mae and Freddie Mac under federal conservatorship. Bank of the James Financial Group, Inc. (the “Company”), the bank holding company for Bank of the James (the “Bank”), believes that these actions will adversely impact the value of the Bank’s holdings of preferred stock issued by Fannie Mae.

At September 18, 2008, the Company held preferred securities issued by Fannie Mae, with a par value of $2,000,000 and book value of approximately $1,900,000. These securities are currently trading at less than five percent of par value. In light of the significant decline in the market value of these securities resulting from the takeover of Fannie Mae and Freddie Mac, the Company is actively working to determine the extent of the losses that may be incurred on these securities. As it is unclear at this time if the value of the securities will improve, the Company expects, in accordance with FAS 115, to record a non-cash other-than-temporary impairment charge on these investments during the quarter ending September 30, 2008, based on the then existing fair market value of the Fannie Mae preferred stock. Based on the current fair market value, the Bank estimates that the charge will be between $1,700,000 and $1,900,000.

Even if the Company determines that the full value of the securities must be written down, the Company and the Bank will both remain “well-capitalized” under regulatory standards.

Neither the Bank nor any of its affiliates hold any common or any other equity securities issued by Fannie Mae or Freddie Mac.

ITEM 8.01	Other Events

On Thursday, September 18, 2008, the Company issued a press release regarding its impairment charge related to its Fannie Mae holdings. A copy of the press release is attached hereto as Exhibit 99.1 (the “Press Release”).

Item 9.01 - Financial Statements and Exhibits.

(a) Financial statements of businesses acquired – not applicable

(b) Pro forma financial information – not applicable

(c) Exhibits

Exhibit No.	Exhibit Description
99.1	Bank of the James Financial Group, Inc. Press Release dated September 18, 2008

SIGNATURE

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 18, 2008	BANK OF THE JAMES FINANCIAL GROUP, INC.

	By	/s/ J. Todd Scruggs
J. Todd Scruggs
Secretary-Treasurer